Exhibit 10.1

SEPARATION AGREEMENT and General RElease

This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of [·], 2026, is by and between Farmer Bros. Co. (the “Company”) and [·] (“Executive”).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated March 3, 2026, by and among the Company, BP I Brew Merger Sub Inc. (“Merger Sub”), and Royal Cup, Inc. (the “Merger Agreement”), pursuant to which, amongst other things, the Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Transaction”);

WHEREAS, Executive and the Company are party to that certain Second Amended and Restated Severance Agreement, dated August 12, 2025 (the “Severance Agreement”), which provides for severance benefits upon certain terminations of employment, including a voluntary resignation for “Good Reason”, that occur within and outside of a “Change in Control Period” (as such terms are defined therein);

WHEREAS, the closing of the Transaction (the “Closing”) will constitute a “Change in Control” of the Company for purposes of, and as defined in, the Severance Agreement, and thus a Change in Control Period will commence on the date of the Closing (the “Closing Date”);

WHEREAS, Executive and the Company have entered into that certain Letter Agreement, dated March 3, 2026 (the “March 2026 Letter Agreement”), which provides that Executive will have Good Reason to terminate his employment with the Company upon the Closing;

WHEREAS, Executive has notified the Company that Executive is terminating his employment for Good Reason upon the Closing Date, with such termination to be effective on the day immediately following the Closing Date (the “Separation Date”);

WHEREAS, the Company waived its right to enforce any required cure periods included in the definition of Good Reason under the March 2026 Letter Agreement; and

WHEREAS, Executive is eligible for certain separation payments and benefits, as set forth in this Agreement, and the parties further desire to fully and finally resolve any and all claims, demands, and disputes that Executive has or may have arising out of or relating to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.            Separation. Executive’s employment with the Company will terminate effective as of the Separation Date. As of that same date, Executive hereby resigns from all positions and offices held with the Company and its subsidiaries and affiliates, including (without limitation) as [·] of the Company. Such resignations will be effective as of the Separation Date without further action.

2.            Bonus Payments. For the avoidance of doubt, the Company will pay Executive a cash bonus equal to $[·] at or prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 6.06(b) of the Merger Agreement. The Company will also pay Executive a one-time cash bonus equal to $[·], less applicable taxes and withholdings (the “Second Special Bonus”), upon the Closing in accordance with that certain letter agreement, dated August 12, 2025 and most recently amended as of February 16, 2026 (collectively, the “Bonus Opportunities Letter Agreement”). Following the payment of the Second Special Bonus, Executive will not be entitled to, and the Company will have no obligation to provide, any other payments or benefits under the Bonus Opportunities Letter Agreement, including the performance-based Restricted Stock Unit award described therein.

3.            Severance Benefits. Subject to, and in consideration of, Executive’s timely execution, delivery, and non-revocation of this Agreement and continued compliance with the duties and obligations set forth herein, the Company will provide Executive with the following benefits and payments in accordance with Section 3(ii) of the Severance Agreement (collectively, the “Severance Benefits”):

(a)            The following accrued benefits, which will be payable in a lump sum on the first regular pay date following the Separation Date: (i) all accrued but unpaid base salary through the Separation Date, and (ii) reimbursement for all reasonable and necessary expenses incurred by Executive in accordance with the Company’s expense reimbursement policies;

(b)            An amount equal to $[·], consisting of two (2) times (i) Executive’s annual base salary and (ii) [·], representing the amount that Executive would pay annually for continued group health coverage for Executive and his covered dependents under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, which will be payable in a lump sum within fifteen (15) days following the Effective Date (as defined below);

(c)            An amount equal to $[·], which represents two (2) times Executive’s annual target bonus under the Company’s short-term incentive plan for 2026 and will be payable in a lump sum within fifteen (15) days following the Effective Date; and

(d)            Reimbursement for up to $20,000 of reasonable costs, fees, and expenses incurred by Executive prior to January 1, 2028 for outplacement assistance services provided by any bona fide outplacement agency selected by Executive (the “Outplacement Reimbursement”), subject to Executive providing the Company with documentation substantiating any such amounts. Any Outplacement Reimbursement will be paid by the Company by the last day of the third fiscal year following that in which the Separation Date occurs.

For the avoidance of doubt, the Severance Benefits will be subject to applicable tax withholdings and authorized deductions.

4.            Treatment of Equity. Each of the Company and Executive acknowledges and agrees that Executive was granted certain restricted stock units (“RSUs”)[, cash-settled restricted stock units (“CSRSUs”),] and performance-based restricted stock units (“PBRSUs”) pursuant to RSU[, CSRSU,] and PBRSU award agreements granted under the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan [and the Farmer Bros. Co. 2020 Inducement Incentive Plan] as set forth on Exhibit A hereto (collectively, the “Outstanding Awards”). In connection with Executive’s resignation of employment for Good Reason, Executive will receive an amount equal to $[·], less applicable tax withholdings and authorized deductions, with respect to the Outstanding Awards (the “Award Payment”), which will be paid to Executive within thirty (30) days following the earlier of the Effective Date and the Separation Date, unless otherwise required to avoid the imposition of additional income tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). Executive acknowledges and agrees that Executive will not hold any shares, equity or other ownership interest in the Company as of the Separation Date, and by executing this Agreement, Executive hereby waives and relinquishes any and all rights to receive any additional shares, equity interests, phantom equity, distributions, or payments under any plan, agreement, or Company document; provided that, for the avoidance of doubt, this waiver shall not apply to any common stock held by Executive immediately prior to the Closing, which shall be treated in accordance with the Merger Agreement.

5.            Release of all Claims. In consideration for the Severance Payments, which Executive would not have otherwise been entitled to receive, and to the fullest extent permitted by law, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, trustees, legal representatives, successors and assigns, release and forever discharge the Releasees (as defined below) from any and all claims, demands, causes of action, fees, liabilities and obligations of any kind whatsoever, both known and unknown, which Executive ever had, now has, or may have against any of the Releasees by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the Effective Date, including but not limited to all claims related to or under: Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, as amended, including by the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act of 1988, the Family and Medical Leave Act of 1993, the Uniform Services Employment and Reemployment Rights Act of 1994, the Employee Retirement Income Security Act of 1974, [the Texas Labor Code, including, without limitation, Chapter 21 of the Texas Labor Code, also referred to as the Texas Commission on Human Rights Act (including, without limitation, the Texas Discriminatory Use of Genetic Information law), the Texas Payday Law, the Texas Minimum Wage Act, the Texas Anti-Retaliation Act, and the Texas Constitution / Georgia state law, including but not limited to, the Georgia Fair Employment Practices Act, the Georgia Unjust Discrimination Because of Age law, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Sex Discrimination in Employment Act, also referred to as the Georgia Equal Pay for Equal Work Act, the Georgia Payment of Wages law, the Georgia Minimum Wage Law, the Georgia leave and break laws, the Georgia Constitution, and all other state and local laws of Georgia that may be lawfully waived by agreement, all as amended]; any and all claims of discrimination, harassment, and retaliation in connection with Executive’s employment, the terms and conditions of such employment and Executive’s separation from such employment under any federal, state, city, and/or local fair employment, wage and hour, non-discrimination or civil rights law, ordinance or regulation; all claims sounding in tort or breach of contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation, slander, libel, intentional and negligent emotional distress or compensatory and/or punitive damages; any and all common law claims, including but not limited to wrongful or retaliatory discharge in violation of public policy, breach of the covenant of good faith and fair dealing, interference with contractual relations or prospective business advantage, invasion of privacy, false imprisonment, and/or fraud; and all claims for attorneys’ fees, costs, disbursements and/or the like. All of the above laws are referenced and included as amended.

Notwithstanding the foregoing, Executive does not release: (i) any right to enforce the terms of this Agreement; (ii) any vested retirement benefits or 401(k) savings plan benefits, any medical plan benefits for which Executive is eligible under the terms of the applicable benefit plans, or any payments to which Executive is entitled under any qualified benefit plan or program sponsored by the Company; (iii) any claim to unemployment insurance or workers’ compensation benefits, where applicable; (iv) any existing rights that Executive may have, if any, to indemnification pursuant to that certain Indemnification Agreement, dated as of [·] (the “Indemnification Agreement”), by and between Executive and the Company or the Company’s bylaws or insurance for acts committed during the course of Executive’s employment; or (v) any claim that cannot lawfully be released by private agreement, including Executive’s right to file a charge or participate in an investigation with a government agency (provided that this Agreement does not limit Executive’s right to receive an award for information provided to any government agency, and provided further that Executive waives the right to recover individual monetary relief from the Company in any proceeding in which the agency does not award such a bounty or monetary award). Executive understands and acknowledges that this Agreement waives only those claims that arise on or before Executive’s execution of this Agreement and does not waive future claims, if any.

Executive represents that Executive has been paid all wages, salary, bonuses, and other compensation due through the Separation Date, other than [the amounts expressly provided in Section 2 and] the Severance Benefits.

Executive represents and warrants that Executive has not filed or caused to be filed, and is not presently a party to, any claim against the Company. Executive further represents that Executive does not have, and has not asserted in the past, any claims against the Company, the factual foundation of which involves unlawful discrimination, harassment and/or retaliation. Executive represents and warrants that Executive has not assigned or transferred any claim being released.

Nothing in this Agreement will be construed as an admission of liability by the Company or any other Releasee, and the Company specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

For purposes of this Agreement, “Releasees” means the Company and its present and former direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, and their present and former officers, directors, employees, representatives, shareholders, attorneys, and agents, whether acting as agents or in individual capacities, and the pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers, whether acting as agents or in individual capacities) of the Company and its affiliates.

6.            Sole and Exclusive Benefits. This Agreement provides for the sole and exclusive benefits for which Executive is eligible as a result of the Executive’s separation from employment, except as otherwise required by law or with respect to any rights Executive may have for accrued vested benefits under any employee benefit plan, and Executive will not be eligible for any contractual benefits under any other agreement, arrangement, plan, or policy providing for payments or benefits upon a separation from service or otherwise. Further, Executive acknowledges and agrees that Executive will not receive, and is not and will not be eligible for, any other bonuses, incentives, fees or any other payments or benefits other than what is expressly set forth in this Agreement.

7.            Return of Property. Executive agrees that, on or before the Separation Date, Executive will return all, and will not retain copies of, Company property, including, without limitation, records, files, customer/client lists, documents, models, equipment, laptops, computers, software and intellectual property relating to the Company’s business in whatever form (including electronic), including those that relate to or contain confidential or proprietary information of the Company; provided, however, that Executive will be permitted to retain (and may make copies of) Executive’s personal, non-business-related correspondence, files and documents relating exclusively to Executive’s compensation and benefits.

8.            Restrictive Covenants.

(a)            Confidentiality of Agreement. Executive agrees to treat the existence and terms of this Agreement as confidential and will not discuss the Agreement or its terms with anyone other than: (i) Executive’s counsel or tax advisor as necessary to secure their professional advice, (ii) Executive’s spouse, (iii) as may be required by law, (iv) as permitted under Section 8(d), and (v) as may be necessary to enforce the terms of this Agreement; provided, however, that with respect to any disclosure pursuant to this clause (v), Executive will seek to have the Agreement submitted or filed under seal. Further, Executive agrees that if Executive finds it necessary to disclose the existence or terms of this Agreement as permitted under this Section 8(a), Executive will advise such persons that they are under an obligation to maintain the confidentiality of such information, and Executive assumes full responsibility for any such person’s disclosure. For the avoidance of doubt, nothing herein authorizes disclosure of information protected by the attorney-client privilege, attorney work product doctrine, or trade secret law, except as permitted by applicable law.

(b)            Non-Disparagement. From and after the date hereof, Executive agrees not to make, post, or publish any disparaging, degrading, critical, or otherwise negative remark or statement regarding the Company or any of its current or future affiliates (i) publicly, or in a manner that is reasonably likely to become public, (ii) to any current or, to the knowledge of Executive, prospective employee of the Company or (iii) to any customer, client, vendor, supplier or contractor with whom the Company or its subsidiaries or affiliates has, has had or may in the future have a business relationship, unless compelled to do so by a court of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the Company agrees that any breach or alleged breach of this Section 8(b) by Executive may not be used by the Company as grounds to withhold or delay payment, or seek repayment, of any amount, including any Severance Benefit, otherwise due and payable by the Company to Executive in accordance with the terms of this Agreement.

(c)            Existing Covenants. [Executive acknowledges and agrees that (i) Executive continues to be bound by the confidentiality, non-solicitation, non-competition, and assignment of intellectual property covenants (collectively, the “Restrictive Covenants”) set forth in Section 10 of that certain employment agreement, dated May 1, 2024, by and between Executive and the Company, as amended by the March 2026 Letter Agreement (collectively, the “Employment Agreement”) as though such Restrictive Covenants were first set forth in this Agreement, and (ii) Executive’s continued adherence constitutes a material inducement to the provision of Severance Benefits hereunder. In the event that Executive breaches any Restrictive Covenant, then, as set forth in Section 10(d) of the Employment Agreement, the Company may suspend any remaining unpaid Severance Benefits and to the extent any portion of the Severance Benefits was paid to Executive, Executive will be required to repay such Severance Benefits (other than the benefits set forth in Section 3(a) of this Agreement) to the Company, net of any taxes, less $1,000.]

[Executive acknowledges and agrees that (i) Executive continues to be bound by the non-competition covenant set forth in the March 2026 Letter Agreement (the “Non-Compete”) and the confidentiality and non-solicitation covenants set forth in that certain Employee Confidentiality and Trade Secret Agreement, dated as of [·], by and between Executive and the Company (collectively, the “Restrictive Covenants”) as though such Restrictive Covenants were first set forth in this Agreement, and (ii) Executive’s continued adherence constitutes a material inducement to the provision of Severance Benefits hereunder. In the event that Executive breaches the Non-Compete, then, as set forth in Section 2 of the March 2026 Letter Agreement, Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid Severance Benefits and to the extent any portion of the Severance Benefits was paid to Executive, Executive will be required to repay such Severance Benefits to the Company, net of any taxes, less $1,000.]

(d)            Protected Rights. Nothing in this Agreement, including the confidentiality provision in this Section 8, will be construed to prohibit Executive from initiating or maintaining a charge of discrimination with the Equal Employment Opportunity Commission, [the Texas Workforce Commission / the Georgia Commission on Equal Opportunity], or other federal, state, or local equal employment opportunity agency, or from otherwise fully cooperating with and/or participating in any investigation by the Equal Employment Opportunity Commission, [the Texas Workforce Commission / the Georgia Commission on Equal Opportunity], the National Labor Relations Board or other government agency with or without notice to or prior authorization from the Company. Executive is, however, waiving Executive’s rights to any monetary recovery should any such agency pursue any claims on Executive’s behalf. Nothing in this Agreement prohibits Executive from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, or disclosing an act of sexual abuse or facts related to an act of sexual abuse to any other person. In addition, and consistent with the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (i) made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or proceeding, provided that such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding, provided that any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

9.            Cooperation. Executive will cooperate fully with the Company in connection with any and all existing or future depositions and/or litigations or investigations brought by or against the Company or any of its agents, officers, directors, or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. In the event that Executive is subpoenaed in connection with any litigation or investigation involving the Company, Executive will immediately notify the Company and give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena. The Company will reimburse Executive for reasonable, documented out-of-pocket expenses incurred as a result of such cooperation, subject to the Company’s expense reimbursement policies.

10.          Voluntary Agreement. Executive understands and agrees that Executive is under no obligation to consent to the general release of claims under Section 5 of this Agreement. Executive understands that he is entering into this Agreement in exchange for good and valuable consideration, beyond anything to which Executive is otherwise entitled, and that the Severance Benefits and Award Payment are sufficient consideration to require Executive to abide with Executive’s obligations under this Agreement.

11.          Severability. In the event that any one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby.

12.          Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it will not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

13.          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any disputes arising out of this Agreement will be brought in a federal or state court of competent jurisdiction sitting in the State of Delaware. Each party hereto hereby consents to the exclusive jurisdiction of such courts and to service of process in any manner provided under Delaware law. Each party hereto irrevocably waives any objection it may now or hereafter have with respect to the venue of any suit, action or proceeding brought in any such court, and waives any claim that such court is an inconvenient forum, and further agrees that service of process in accordance with the foregoing will be deemed in every respect effective and valid personal service of process upon such party.

14.          Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

15.          Code Section 409A.

(a)            This Agreement, and the Severance Benefits and Award Payment paid in connection with it, are intended to be exempt from or otherwise comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and will be administered, construed and interpreted in accordance with such intent. Any Severance Benefit or Award Payment that fails to qualify for the exemptions under Code Section 409A will be paid or provided in accordance with the requirements of Code Section 409A. Notwithstanding the foregoing, the Company cannot guarantee that the Severance Benefits or Award Payment provided under this Agreement will satisfy all applicable provisions of Code Section 409A and the Executive will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its subsidiaries or affiliates will have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)            Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under the Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) (or any similar or successor provisions).

(c)            Notwithstanding anything in the Agreement to the contrary, to the extent the Executive is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six-month period beginning on the Executive’s separation from service (as defined in Code Section 409A) that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive’s separation from service or the Executive’s death and will be accumulated and paid on the first day of the seventh month following Executive’s separation from service.

(d)            The parties may amend the Agreement to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.

16.          Entire Agreement. This Agreement and the Indemnification Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, excluding any Restrictive Covenant. This Agreement may not be changed orally, and no modification, amendment, or waiver of any of the provisions contained in this Agreement, nor any future representation, promise, or condition in connection with the subject matter hereof, will be binding upon any party unless made in writing and signed by such party.

17.          Headings. All descriptive headings in this Agreement are inserted for convenience only and will be disregarded in construing or applying any provision of this Agreement.

18.          Counterparts; Electronic Signature. The parties may execute this Agreement in one or more counterparts, all of which together will constitute but one Agreement. The facsimile, email or other electronically delivered signatures of the parties will be deemed to constitute original signatures, and facsimile or electronic copies hereof will be deemed to constitute duplicate original.

19.          Consideration and Revocation Period. Because this Agreement includes a release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, Executive acknowledges and agrees that: (i) this waiver and release is knowing and voluntary and has been written in a manner that is clear and understandable; the release of claims applies only to claims arising on or before the date of Executive’s execution of this Agreement, and does not waive or release any rights or claims that may arise after that date; (ii) Executive has been advised in writing to consult with an attorney before signing this Agreement, and has had the opportunity to do so; (iii) Executive has been given at least twenty-one (21) days to consider the terms of this Agreement before signing it, and understands that if Executive chooses to sign it before the end of that period, such decision was made voluntarily and knowingly; (iv) any changes, whether material or immaterial, made to this Agreement after it was initially presented do not restart or extend the twenty-one (21) day consideration period; (v) Executive has read and understands the entire Agreement and is signing it voluntarily and with the intent to be legally bound by all of its terms; and (vi) after signing, Executive will have seven (7) calendar days to revoke this Agreement by delivering written notice of revocation to [·].

This Agreement will not become effective or enforceable until the seven (7)-day revocation period has expired without revocation, which will be the eighth (8th) calendar day after Executive’s execution of this Agreement (the “Effective Date”).

[Signature page follows]

IN WITNESS WHEREOF, each of the parties have executed this Agreement as of the date first set forth above.

FARMER BROS. CO.

By:
Name:
Title:

EXECUTIVE

By:
Name: [·]

Exhibit A

Outstanding Awards